Exhibit 21

                            CROWN ENERGY CORPORATION

                           Subsidiaries of the Company





     1)           Applied Enviro Systems, Inc., an Oregon corporation.



     2) Crown Asphalt Corporation, formerly known as, BuenaVentura Resources Corporation, a Utah corporation.



     4) Crown Asphalt Products Company, formerly known as Energy Technologies Corporation, a Utah corporation.